Exhibit 99.1

GEORGE RISK INDUSTRIES, INC.
802 S. ELM ST., KIMBALL, NEBRASKA 69145-1599 TELEPHONE #: (308) 235-4645 ACCOUNTING FAX #: (308) 235-2554 E-MAIL: stephanie.risk-mcelroy@grisk.com WEB SITE: www.grisk.com

COMPANY PRESS RELEASE

GEORGE RISK INDUSTRIES, INC.

FIRST QUARTER FYE 2022 RESULTS AND ANNUAL DIVIDEND ANNOUCEMENT

KIMBALL, NE — SEPTEMBER 20, 2021 — GEORGE RISK INDUSTRIES, INC., (OTCBB:RSKIA), a diversified and leading American manufacturer of a wide variety of products in the security and proximity sensor industries, recorded net sales of $4,955,000 for the quarter ending July 31, 2021. This is an increase of 22.44% over the same period the prior year. Net income for the quarter ended July 31, 2021, was $1,746,000, a 29.97% decrease from the corresponding quarter last year. Unrealized gains on investments were not as big as they were for the same quarter last year, resulting in the overall net income decrease. Earnings per share for the quarter ended July 31, 2021, was $0.35 per common share and $0.50 per common share for the quarter ended July 31, 2020.

George Risk Industries, Inc. is on track to have another record breaking sales year. Like everyone, we faced challenges through the pandemic but have been fortunate that we have been able to stay open every day, selling, producing, and shipping products domestically and around the world. Unlike many manufactures who have experienced long delays receiving raw materials and with shipping bottlenecks, we have been relatively unscathed thanks to purchasing in large quantities and planning for advanced lead times. However, as it looks like the pandemic will be rolling into year three, we are starting to see delays in our supply chain.

Much of the increase in revenue can be attributed to the reopening of many businesses where our products are sold. These businesses include large national retail chains, warehouses, and tech companies. Fortunately, we have not seen a slowdown in orders. Our backlog of products continues to be an ongoing battle. Additional hiring, offering overtime hours, and additional manufacturing space are solutions we have been keeping track of to fulfill our customer needs. Quality, customer service, and addressing these obstacles remain at the forefront of our daily operations.

New product development includes explosion proof contacts that will be UL listed for hazardous locations. Customer demand prompted the development for this type of high security magnetic reed switch. An updated version of the pool access alarm (PAA) has met with ETL approval and production has started. Our glass break detector is undergoing a redesign as well as our water shutoff system that will now include a brass valve.

At George Risk Industries, Inc. latest Board of Directors meeting, which was held on September 8, 2021, a dividend of $0.50 per common share was declared. This is a $0.08 increase from the dividend that was paid last year. This dividend will be paid to stockholders of record as of September 30, 2021 and will be paid out by October 31, 2021.

George Risk Industries, Inc. is engaged in the design, manufacture and sale to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool access alarms, thermostats, E-Z Duct wire cover, hydro sensors and wire and cable tools. The company has representation in the United States, Canada, Asia and EMEA (Europe, the Middle East and Africa.).

CONTACT:

Stephanie M. Risk-McElroy, President/CEO/CFO

308-235-4645

800-523-1223